Exhibit 99.1
Liberty Latin America Reports Fiscal 2017 Results
Successfully Completed Split-Off From Liberty Global
Exceeded Target with 465,000 Homes Upgraded / Added in 2017
Financial Results Impacted By Hurricanes Irma and Maria
Puerto Rican Restoration On-Track; Over 450,000 Subscribers Online
Announced Acquisition of Leading Costa Rican Cable Operator
Denver, Colorado - February 14, 2018: Liberty Latin America Ltd. ("Liberty Latin America") (NASDAQ: LILA and LILAK, OTC Link: LILAB), today announced its financial and operating results for the three months ("Q4") and twelve months ("2017" or "FY 2017") ended December 31, 2017.
CEO Balan Nair stated, "We are entering an exciting new phase for Liberty Latin America having completed the split-off from Liberty Global. We believe we have a significant opportunity to grow through our unique asset base, encompassing a comprehensive range of telecommunications services from our extensive subsea network and B2B operations to our high-speed consumer mobile and fixed networks. Our assets are well-positioned across a region that remains underpenetrated and underserved by high-speed telecommunications products."
"To drive this growth, we are committed to building the best networks and delivering innovative products to enhance the experience for our customers. In 2017, we upgraded or newly built approximately 465,000 homes and there is more room to grow with a fifth of our network footprint at Cable & Wireless still served by low-speed copper connections and many homes in our markets yet to be passed. We also accelerated the roll-out of our WiFi Connect Boxes during the year, with 40% of our customers in Chile now benefiting from a market-leading in-home broadband connectivity experience."
"In addition to the organic growth potential in our existing markets, we also see a significant consolidation opportunity across a fragmented region where we can leverage our scale to drive synergies and improve operating performance. Our recently announced acquisition in Costa Rica is a clear example of the high quality assets available in the region and the potential for us to add value through the application of our operating model."
"Looking to 2018, it will be a challenging year as we work towards recovery in several of our Caribbean markets following the hurricanes, however, we are on-track to getting our networks and customers back on-line. Combined with strong ongoing performance in Chile and momentum building at Cable & Wireless, we are establishing an exciting platform for sustainable growth."

Key Business Highlights

•	VTR delivered another year of strong performance:

◦	Reported rebased revenue and OCF[1] growth of 6% and 8%, respectively

◦	Best broadband additions in a decade with 90,000 internet additions in 2017

◦	Built / upgraded 196,000 homes in 2017; ~50% higher than 2016
•C&W building operating momentum:

◦	45,000 RGUs added in 2017; Q4 strongest quarter since acquisition with 30,000 RGUs added

◦	254,000 homes added / upgraded in 2017; creating a platform for future growth

◦	Mobile data growing – upgraded or added 390,000 LTE subscribers in 2017
•Liberty Puerto Rico rebuild on-track:

◦	Over 450,000 subscribers back on-line as of February 8, 2018; 530 miles of cable restored

◦	Operations turned OCF positive in December 2017

◦	Successfully negotiated leverage maintenance covenant holiday for one year
Liberty Latin America 2018 Financial Guidance2
In 2018, we expect:

•	Greater than $1.4 billion of OCF; and

•	P&E additions as a percentage of revenue between 19% and 21%.

Liberty Latin America	Q4 2017	YoY Growth/(Decline)*	FY 2017	YoY Growth/(Decline)*
Subscribers
Organic RGU net additions	(31,200)	N.M.	65,900	(30%)

Financial (in USD millions)
Revenue	$850	(10%)	$3,590	(2%)
OCF	$295	(23%)	$1,367	(6%)
Property & equipment additions	$(273)		$(777)
As a percentage of revenue	32%		22%

Operating loss	$(244)	N.M.	$(148)	N.M.

Adjusted FCF[3]	$(6)	N.M.	$(92)	N.M.
Cash provided by operating activities	$181		$574
Cash used by investing activities	$(186)		$(640)
Cash provided by financing activities	$5		$42
N.M. – Not Meaningful.

*	Revenue and OCF YoY growth rates are on a rebased basis[4].
Definitions for OCF and Adjusted FCF were changed effective December 31, 2017. All prior year amounts reflect these new definitions.

•
Under our new definition we are now including charges from Liberty Global in OCF. During 2017 and 2016, these charges were $12.0 million and $8.5 million, respectively. We will continue to incur charges from Liberty Global post split-off under a framework services agreement.

•
With respect to Adjusted FCF, under our new definition we are deducting distributions to non-controlling interests, which are reflected as a component of cash provided by financing activities. During 2017 and 2016, these distributions were $45.9 million and $61.9 million, respectively.

Subscriber Growth5

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
Organic RGU net additions (losses) by product
Video	(21,000)	(6,200)	(13,400)	11,600
Data	13,500	14,500	110,000	100,200
Voice	(23,700)	(8,500)	(30,700)	(17,800)
Total	(31,200)	(200)	65,900	94,000

Organic RGU net additions (losses) by segment
C&W	30,100	(20,400)	44,600	(4,700)
Chile	3,700	10,300	81,900	76,500
Puerto Rico	(65,000)	9,900	(60,600)	22,200
Total	(31,200)	(200)	65,900	94,000

Organic Mobile SIM additions (losses) by product
Postpaid	400	3,300	29,200	33,100
Prepaid	(33,600)	58,600	(86,900)	14,300
Total	(33,200)	61,900	(57,700)	47,400

Organic Mobile SIM additions (losses) by segment
C&W	(41,900)	48,500	(106,400)	13,200
Chile	8,700	13,400	48,700	34,200
Total	(33,200)	61,900	(57,700)	47,400

•	Product Additions: Organic fixed RGU losses of 31,000 in Q4 2017.

•	C&W: Added 30,000 RGUs during Q4, including 21,000 broadband and 6,000 fixed telephony RGUs.

◦
Broadband additions were driven by network upgrades, leading to gains of 15,000 RGUs in Jamaica. In Panama, we recorded an overall decline of 1,000 subscribers as higher sales of Mast3r bundles were offset by churn on our legacy products.

◦
Excluding DTH losses of 4,000 in Panama, our fixed video RGUs grew by 7,000 across C&W's markets. This performance represented an improvement compared to prior quarters as we drove increased uptake of our bundle propositions and promoted Flow Sports - the leading sports channel in the English speaking Caribbean.

◦	Fixed voice additions resulted from our increased focus on promoting bundles, particularly in Jamaica and Trinidad.

◦
Mobile: subscribers declined by 42,000 in Q4 as continued growth in Jamaica (23,000 additions) was more than offset by declines in Panama (61,000 decline) and the Bahamas (11,000 decline). The decline in Panama reflects our ongoing focus on higher ARPU customers and competitive intensity in the market, while increased competition continued to impact the Bahamas.

•
Chile: VTR added 4,000 RGUs in Q4, a seasonally slower period, driven by 17,000 broadband subscriber additions, partially offset by fixed-line voice attrition. The strong broadband performance reflects our speed leadership in Chile.

◦	Mobile: We added 9,000 postpaid subscribers in Q4 as we continued to penetrate our fixed subscriber base with our mobile product.

•	Puerto Rico: Our subscriber base fell by 65,000 in Q4. This figure represents the net number of subscribers that disconnected from our services during the quarter.

Revenue Highlights
C&W was acquired on May 16, 2016, and accordingly, is included in our financial results under our U.S. GAAP accounting policies since the acquisition date. The following table presents (i) revenue of each of our reportable segments for the comparative periods and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2017	2016	%	Rebased %	2017	2016	%	Rebased %
	in millions, except % amounts

C&W	$584.9	$590.7	(1.0)	(2.6)	$2,322.1	$1,444.8	60.7	(1.3)
Chile	250.3	227.6	10.0	4.7	952.9	859.5	10.9	6.4
Puerto Rico	16.9	105.2	(83.9)	(83.9)	320.5	420.8	(23.8)	(23.8)
Intersegment eliminations	(2.0)	(0.6)	N.M.	N.M.	(5.5)	(1.3)	N.M.	N.M.
Total	$850.1	$922.9	(7.9)	(9.9)	$3,590.0	$2,723.8	31.8	(2.1)
N.M. – Not Meaningful.

•	Reported revenue for the three and twelve months ended December 31, 2017 declined by 8% and grew by 32%, respectively.

◦
The Q4 reported decline reflects the negative impact of Hurricanes Irma and Maria, partially offset by beneficial exchange rate movements, organic revenue growth at VTR and inclusion of certain previously carved-out entities at C&W. The 2017 reported growth was primarily driven by the acquisition of C&W in the second quarter of 2016.

•
In September 2017, Hurricanes Irma and Maria impacted a number of our markets in the Caribbean. During the three months ended December 31, 2017, the hurricanes negatively impacted Liberty Puerto Rico’s and C&W's revenue by an estimated $90 million and $7 million, respectively. For FY 2017, the effects of the hurricanes negatively impacted Liberty Puerto Rico’s and C&W's revenue by an estimated $109 million and $10 million, respectively.

•
From a rebased perspective, revenue declined by 10% and 2% for the three and twelve months ended December 31, 2017, respectively, driven by the impact of Hurricanes Irma and Maria partially offset by rebased growth in Chile.

Q4 2017 Rebased Revenue Growth - Segment Highlights

•	C&W: Rebased revenue declined 3% overall.

◦
Lower revenue was driven by (i) a decline in Bahamas' mobile performance where we continue to be impacted by the entry of a new mobile competitor, (ii) reduced fixed-line revenue in Caribbean markets impacted by the hurricanes and lower carrier revenue in Jamaica, and (iii) a fall in low margin project-related B2B revenue in Panama compared to a very strong performance in Q4 2016. This decline was partly offset by (a) continued growth in Jamaica's mobile revenue, (b) increased penetration of high-speed fixed services, particularly in Panama and Jamaica and (c) growth in our wholesale capacity business.

•
Chile: Rebased revenue growth of 5% was primarily related to increases in (i) residential cable subscription revenue, mainly from higher ARPU per RGU and an increase in the average number of subscribers, (ii) mobile subscription revenue, driven by subscriber growth and (iii) B2B subscription revenue due to growth in SOHO RGUs.

•	Puerto Rico: Rebased revenue decline of 84% was driven by impacts related to Hurricanes Irma and Maria.

◦
In 2018, we anticipate there will be a continued adverse impact on our financial performance as we rebuild our business, however we are making good progress reconnecting our customers, with over 450,000 RGUs back online as of February 8, 2018.

Operating Income (Loss)

•	Operating income (loss) was ($244 million) and $141 million in Q4 2017 and Q4 2016, respectively, and ($148 million) and $319 million for the year ended December 31, 2017 and 2016, respectively.

•
The FY 2017 decrease was primarily driven by increases in impairments and depreciation and amortization, which were partially offset by higher OCF as further described below. During 2017, we recorded $660 million of impairments, primarily resulting from the hurricanes and our annual goodwill testing at C&W.  The increase in depreciation and amortization was primarily driven by the acquisition of C&W.

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2017	2016	%	Rebased %	2017	2016	%	Rebased %
	in millions, except % amounts

C&W	$215.2	$226.4	(4.9)	(6.2)	$876.3	$541.9	61.7	(3.8)
Chile	101.4	94.3	7.5	2.4	383.3	339.3	13.0	8.3
Puerto Rico	(12.1)	58.9	N.M.	N.M.	132.6	211.8	(37.4)	(37.4)
Corporate and other	(9.7)	(5.2)	86.5	N.M.	(25.1)	(17.4)	44.3	N.M.
Total	$294.8	$374.4	(21.3)	(22.9)	$1,367.1	$1,075.6	27.1	(6.3)

OCF Margin	34.7%	40.6%			38.1%	39.5%
N.M. – Not Meaningful.

•	Reported OCF for the three and twelve months ended December 31, 2017 declined by 21% and grew by 27%, respectively.

◦	The three month movement was primarily due to the impacts of Hurricanes Irma and Maria, while the twelve month change was driven by the C&W acquisition.

•
In September 2017, Hurricanes Irma and Maria impacted a number of our markets in the Caribbean. During the three months ended December 31, 2017, the effects of the hurricanes negatively impacted Liberty Puerto Rico’s and C&W's OCF by an estimated $65 million and $8 million, respectively. In FY 2017, the effects of the hurricanes negatively impacted Liberty Puerto Rico’s and C&W's OCF by an estimated $80 million and $17 million, respectively.

•
The Q4 and FY 2017 growth rates were negatively impacted by an $8 million and $13 million reversal in Q4 and FY 2016, respectively, of a previously-recorded provision and related indemnification asset in connection with a favorable ruling on an outstanding legal case in Puerto Rico.

•	From a rebased perspective, including the aforementioned negative impacts from Hurricanes Irma and Maria, OCF declined by 23% and 6% for the three and twelve months ended December 31, 2017.

◦	As previously identified, the FY 2017 rebased growth rate was negatively impacted by the C&W OCF result in Q1 2016, which was not comparable to preceding and subsequent quarters.
Q4 2017 Rebased OCF Growth - Segment Highlights

•
C&W: Rebased OCF decline of 6% was driven by (i) the aforementioned revenue drivers, (ii) negative impacts of Hurricanes Irma and Maria and (iii) negative impacts totaling $9 million for the reassessment of certain operating accruals and a provision for a non-cancellable lease. These factors were partially offset by (a) improved margin mix primarily associated with reduced low margin project-related B2B revenue, and (b) favorable impact of a reduction in our bonus accrual.

•	Chile: Rebased OCF increase of 2% was driven by the aforementioned solid revenue growth slightly offset by increases in network related expenses, marketing costs and programming and copyright costs.

•	Puerto Rico: Rebased OCF decline was driven by the aforementioned negative impacts of Hurricanes Irma and Maria, and the legal ruling benefit in the prior-year period.
Effective January 1, 2018, we will adopt a new accounting standard with respect to certain defined benefit pension plans. Specifically, certain components of our net periodic pension benefit will be reclassified to non-operating income and, as such, will no longer be included in OCF. During the year ended December 31, 2017, $14.5 million of such credits were included in OCF that will be reclassified to non-operating income (expense) upon the adoption of this new accounting standard.
Net Loss Attributable to Shareholders

•
Net losses attributable to shareholders were $401 million and $107 million for the three months ended December 31, 2017 and 2016, respectively, and $778 million and $432 million for the year ended December 31, 2017 and 2016, respectively.

Leverage and Liquidity (at December 31, 2017)

•	Total capital leases and principal amount of debt: $6,398 million.

•
Leverage ratios: Consolidated gross and net leverage ratios of 5.5x and 5.1x, respectively. These ratios were calculated on a latest quarter annualized ("LQA") basis and therefore impacted by the $73 million negative impact from Hurricanes Irma and Maria in Q4. This impact increased gross and net leverage by approximately 1.1x and 1.0x, respectively.

•	Average debt tenor[6]: 6.1 years, with approximately 88% not due until 2022 or beyond.

•
Borrowing costs: Blended, fully-swapped borrowing cost of our debt was 6.3%. In February 2018, we entered into a new $1,875 million term loan at C&W, which was used to refinance the existing C&W $1,825 million term loan. The refinancing reduced our margin by 25 basis points to LIBOR + 3.25% and extended the tenor by one year to January 2026. The incremental loan proceeds were used to repay drawings under the C&W revolving credit facility.

•	Liquidity: Approximately $1.5 billion, including $530 million of cash and $938 million of aggregate unused borrowing capacity[7] under our credit facilities.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; our expectations with respect to subscribers, revenue, ARPU per RGU, OCF and Adjusted FCF; statements regarding the impact of Hurricanes Irma and Maria on our operations in the Caribbean, our plans regarding the markets impacted by the hurricanes, the time it will take to restore services in the markets impacted by the hurricanes and the amount and timing of insurance proceeds; statements regarding the development, enhancement and expansion of, our superior networks and innovative and advanced products and services; plans and expectations relating to new build and network extension opportunities; opportunities with respect to our mobile, B2B and subsea cable businesses, our estimates of future P&E additions as a percentage of revenue; the strength of our balance sheet and tenor of our debt; the potential value added by our acquisition of a Costa Rican cable operator; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. The communications and entertainment services that we offer to our residential and business customers in the region include combinations of services comprised of digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations

Kunal Patel    +1 786 376 9294

Footnotes

1.	For the definition of Operating Cash Flow ("OCF") and required reconciliations, please see OCF Definition and Reconciliation below.

2.	OCF guidance is based on FX rates as of February 9, 2018.

3.
For the definition of Adjusted Free Cash Flow (“Adjusted FCF”) and required reconciliations, please see Adjusted Free Cash Flow Definition and Reconciliation below. For more detailed information concerning our operating, investing and financing cash flows, see the consolidated statements of cash flows included in our Form 10-K.

4.	The indicated growth rates are rebased for acquisitions and FX. Please see Revenue and Operating Cash Flow for information on rebased growth.

5.
Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

6.	For purposes of calculating our average tenor, total debt excludes vendor financing.

7.
Our aggregate unused borrowing capacity of $938 million represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant December 31, 2017 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate the full amount of unused borrowing capacity will continue to be available to be borrowed under each of the respective subsidiary facilities. For information regarding limitations on C&W's ability to access this cash, see the discussion under "Liquidity and Capital Resources" in our Form 10-K.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The consolidated balance sheets, statements of operations and statements of cash flows of Liberty Latin America are included in our Annual Report on Form 10-K.
Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2017, we have adjusted our historical revenue and OCF for the three and twelve months ended December 31, 2016 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2016 and 2017 in our rebased amounts for the three and twelve months ended December 31, 2016 to the same extent that the revenue and OCF of such entities are included in our results for the three and twelve months ended December 31, 2017 and (ii) reflect the translation of our rebased amounts for the three and twelve months ended December 31, 2016 at the applicable average foreign currency exchange rates that were used to translate our results for the three and twelve months ended December 31, 2017. We have included the Carve-out entities in the determination of our rebased revenue and OCF for the three months ended December 31, 2016. We have included C&W and the Carve-out entities in whole or in part in the determination of our rebased revenue and OCF for the twelve months ended December 31, 2016. We have reflected the revenue and OCF of the acquired entities in our 2016 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the 2016 amounts to derive our rebased growth rates:

	Revenue		OCF
	Three months ended December 31,	Year ended December 31,	Three months ended December 31,	Year ended December 31,
	2016	2016	2016	2016
	in millions

Acquisitions	$8.7	$917.2	$3.1	$373.9
Foreign Currency	12.3	24.4	4.7	9.6
Total	$21.0	$941.6	$7.8	$383.5

OCF Definition and Reconciliation
As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our Form 10-K. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. Effective December 31, 2017, we include certain charges previously allocated to us by Liberty Global in the calculation of OCF. These charges represent fees for certain services provided to us and totaled $12.0 million and $8.5 million for the years ended December 31, 2017 and 2016, respectively. We believe changing the definition of OCF to include these charges is meaningful given they represent operating costs we will continue to incur subsequent to the split-off as a standalone public company. This change has been given effect for all periods presented. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of our operating income (loss) to total segment OCF is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
	in millions

Operating income (loss)	$(243.6)	$141.2	$(148.4)	$319.1
Share-based compensation expense	2.3	4.7	14.2	15.4
Depreciation and amortization	207.2	208.2	793.7	587.3
Impairment, restructuring and other operating items, net	328.9	20.3	707.6	153.8
Total OCF	$294.8	$374.4	$1,367.1	$1,075.6

Summary of Debt, Capital Lease Obligations & Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amount of our debt, capital lease obligations and cash and cash equivalents at December 31, 2017:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt	Obligations	Obligations	Equivalents
	in millions

Liberty Latin America[1]	$—	$—	$—	$133.4
C&W	3,900.6	16.7	3,917.3	266.1
VTR	1,497.4	0.8	1,498.2	89.4
Liberty Puerto Rico	982.5	—	982.5	41.0
Total	$6,380.5	$17.5	$6,398.0	$529.9

1.
Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside of our borrowing groups. Subsidiaries of Liberty Latin America that are outside our borrowing groups rely on funds provided by our borrowing groups to satisfy their liquidity needs.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that are presented in the consolidated statements of cash flows included in our Form 10-K.

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
	in millions, except % amounts

Customer premises equipment	$29.3	$27.6	$143.5	$137.7
New Build & Upgrade	57.5	9.2	96.9	44.0
Capacity	7.1	7.1	32.1	37.6
Baseline	14.8	13.7	41.1	44.5
Product & Enablers	13.3	7.9	31.3	21.8
C&W P&E Additions	151.2	137.7	431.8	282.6
Property and equipment additions	273.2	203.2	776.7	568.2
Assets acquired under capital-related vendor financing arrangements	(7.7)	(11.8)	(54.9)	(45.5)
Assets acquired under capital leases	(0.5)	(2.4)	(4.2)	(7.4)
Changes in current liabilities related to capital expenditures	(73.2)	(41.1)	(78.3)	(24.9)
Capital expenditures[1]	$191.8	$147.9	$639.3	$490.4

Property and equipment additions as % of revenue	32.1%	22.0%	21.6%	20.9%

1.
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under capital-related vendor financing or capital lease arrangements. Instead, these amounts are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the related principal is repaid.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted FCF as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on capital leases. We changed the way we define Adjusted FCF effective December 31, 2017 to deduct distributions to noncontrolling interest owners. This change was given effect for all periods presented. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view adjusted free cash flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows. The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated periods:

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
	in millions

Net cash provided by operating activities	$180.8	$240.7	$573.9	$468.2
Cash payments for direct acquisition and disposition costs	1.4	23.3	4.2	86.0
Expenses financed by an intermediary[1]	25.8	1.9	82.7	3.0
Capital expenditures	(191.8)	(147.9)	(639.3)	(490.4)
Distributions to noncontrolling interest owners	(12.6)	(6.3)	(45.9)	(61.9)
Principal payments on amounts financed by vendors and intermediaries	(7.3)	—	(59.4)	—
Principal payments on capital leases	(1.9)	(1.7)	(8.6)	(5.2)
Adjusted FCF	$(5.6)	$110.0	$(92.4)	$(0.3)

1.
For purposes of our consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended December 31,					FX-Neutral[1]
	2017		2016		% Change	% Change

Liberty Latin America[2,3]		$49.87		$47.97	4.0%	0.8%
C&W2		$44.80		$43.74	2.4%	2.3%
Chile	CLP	33,659	CLP	33,953	(0.9%)	(0.9%)

1.
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

2.
As a part of our ongoing effort to conform C&W's subscriber counting policies to our policies, we have reflected nonorganic reductions totaling 223,000 to C&W's customer count during the twelve months ended December 31, 2017. In order to provide a more meaningful comparison of ARPU, we have reflected all of these nonorganic reductions in the customer figures used to calculate ARPU for the three months ended December 31, 2017 and 2016.

3.
Due to the uncertainties surrounding our Q4 2017 customer count in Puerto Rico as a result of the hurricanes, we have omitted Puerto Rico ARPU for the three months ended December 31, 2017 and December 31, 2016. For the three months ended December 31, 2016, Puerto Rico ARPU was $78.36. In order to provide a more meaningful comparison, Puerto Rico ARPU has been omitted from consolidated Liberty Latin America ARPU for the three months ended December 31, 2017 and 2016. Including Puerto Rico, Liberty Latin America ARPU was $52.51 for the three months ended December 31, 2016.

Mobile ARPU
The following tables provide ARPU per mobile subscriber for the indicated periods:

	Three months ended December 31,			FX-Neutral
	2017	2016	% Change	% Change

Including interconnect revenue	$17.45	$17.01	2.6%	2.2%
Excluding interconnect revenue	$16.21	$15.80	2.6%	2.2%

Subscriber Tables

	Consolidated Operating Data — December 31, 2017
				Video
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

C&W:
Panama	541,500	541,500	179,200	—	47,900	29,700	77,600	104,500	125,200	307,300	1,682,300
Jamaica[2]	458,300	448,300	233,300	—	102,500	—	102,500	168,500	176,900	447,900	953,700
The Bahamas	128,900	128,900	47,400	—	6,200	—	6,200	26,600	47,400	80,200	254,900
Barbados	124,500	124,500	85,500	—	17,700	—	17,700	62,000	75,100	154,800	124,300
Trinidad and Tobago	316,000	316,000	156,300	—	107,400	—	107,400	124,300	49,500	281,200	—
Other[3]	362,400	342,600	207,900	11,700	66,700	—	78,400	129,200	102,800	310,400	401,300
C&W total	1,931,600	1,901,800	909,600	11,700	348,400	29,700	389,800	615,100	576,900	1,581,800	3,416,500
Chile	3,394,700	2,912,800	1,406,900	67,500	999,900	—	1,067,400	1,181,600	628,400	2,877,400	214,900
Puerto Rico[3]	1,076,900	1,076,900	377,700	—	232,100	—	232,100	313,100	193,300	738,500	—
Total	6,403,200	5,891,500	2,694,200	79,200	1,580,400	29,700	1,689,300	2,109,800	1,398,600	5,197,700	3,631,400

	Organic Subscriber Variance Table - December 31, 2017 vs September 30, 2017
				Video
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

C&W:
Panama	6,400	31,300	(7,400)	—	2,300	(4,300)	(2,000)	(600)	(1,900)	(4,500)	(60,900)
Jamaica	24,800	24,800	9,900	—	5,300	—	5,300	14,800	9,400	29,500	23,200
The Bahamas	—	—	(2,100)	—	300	—	300	400	(2,100)	(1,400)	(11,200)
Barbados	800	800	500	—	900	—	900	1,200	600	2,700	—
Trinidad and Tobago	900	900	(900)	—	(900)	—	(900)	900	3,100	3,100	—
Other[3]	3,400	3,400	1,000	400	(800)	—	(400)	4,400	(3,300)	700	7,000
C&W total	36,300	61,200	1,000	400	7,100	(4,300)	3,200	21,100	5,800	30,100	(41,900)
VTR	34,000	44,700	11,600	(2,400)	1,100	—	(1,300)	17,100	(12,100)	3,700	8,700
Liberty Puerto Rico[3]	(30,000)	(30,000)	(30,500)	—	(22,900)	—	(22,900)	(24,700)	(17,400)	(65,000)	—
Total change	40,300	75,900	(17,900)	(2,000)	(14,700)	(4,300)	(21,000)	13,500	(23,700)	(31,200)	(33,200)

1.	Mobile subscribers are comprised of the following:

	Mobile Subscribers
	Consolidated Operating Data			Q4 Organic Subscriber Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W:
Panama	1,523,600	158,700	1,682,300	(57,800)	(3,100)	(60,900)
Jamaica	934,900	18,800	953,700	23,700	(500)	23,200
The Bahamas	228,100	26,800	254,900	(10,100)	(1,100)	(11,200)
Barbados	97,300	27,000	124,300	400	(400)	—
Other	346,300	55,000	401,300	10,200	(3,200)	7,000
C&W total	3,130,200	286,300	3,416,500	(33,600)	(8,300)	(41,900)
VTR	6,900	208,000	214,900	—	8,700	8,700
Total	3,137,100	494,300	3,631,400	(33,600)	400	(33,200)

2.
In Q4 2017, we made a 39,100 adjustment to lower Jamaica's fixed-line telephony subscribers to align with Liberty Latin America's policies. This also reduced Jamaica's customer relationships by 39,100.

3.
During September 2017, Hurricanes Irma and Maria caused significant damage to our operations in Puerto Rico, as well as certain geographies within C&W, including the British Virgin Islands, Dominica and Anguilla, and to a lesser extent, Turks & Caicos, the Bahamas, Antigua and other smaller markets, resulting in disruptions to our telecommunications services within these islands. With the exception of the Bahamas, all of these C&W markets are included in the “Other” category in the accompanying table. For Puerto Rico, British Virgin Islands, Dominica and Anguilla, where we are still in the process of assessing the impacts of the hurricanes on our networks and subscriber counts, (i) the subscriber levels reflect the pre-hurricane RGU (as defined below) counts as of August 31, 2017, adjusted for net known disconnects through December 31, 2017 and (ii) the homes passed levels reflect the pre-hurricane homes passed counts as of August 31, 2017, adjusted for an estimated 30,000 homes in Puerto Rico that were destroyed in geographic areas we currently do not anticipate rebuilding our network. As of December 31, 2017, we have been able to restore service to approximately 340,000 RGUs of our total 738,500 RGUs at Liberty Puerto Rico. Additionally, services to most of our fixed-line customers have not yet been restored in the British Virgin Islands, Dominica and Anguilla. While mobile services have been largely restored in these markets, we are still in the process of completing the restoration of our mobile network infrastructure.

Glossary
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales, late fees and installation fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average of the opening and closing balances for customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average of the opening and closing balances for mobile subscribers for the period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average of the opening and closing balances of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
B2B – Business-to-business subscription revenue represents revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, telephony, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.
Basic Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an equivalent billing unit ("EBU') basis, we count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. We exclude DTH subscribers (as defined below) from basic video subscribers.
Direct-to-Home ("DTH") Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via satellite.
Enhanced Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced video subscribers that are not counted on an EBU basis are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An enhanced video subscriber is not counted as a basic video subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our basic video subscribers equal to the increase in our enhanced video subscribers.
Fixed-line Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include EBU adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Fixed-line customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.

Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.
Internet (Broadband) Subscriber – A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our internet subscribers do not include customers that receive services from dial-up connections.
Liquidity – Refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
Net Leverage – Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
NPS – Net promoter score.
OCF Margin – Calculated by dividing OCF by total revenue for the applicable period.
Revenue Generating Unit ("RGU") – RGU is separately a basic video subscriber, enhanced video subscriber, DTH subscriber, internet subscriber or telephony subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of basic video, enhanced video, DTH, internet and telephony subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office subscribers.

Telephony Subscriber – A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony subscribers exclude mobile telephony subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
Additional General Notes
Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. Due to system limitations, SOHO customers of C&W are not included in our respective RGU and customer counts as of December 31, 2017. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.